EXHIBIT 10.8

AGENCY AGREEMENT

June 3, 2008

Legend International Holdings, Inc.
Level 8, 580 St. Kilda Road
Melbourne VIC 3004 Australia

Attention:  Mr. Joseph Gutnick, President, Chief Executive Officer and Director

Dear Joseph:

BMO Nesbitt Burns Inc. (“BMO”), Wellington West Capital Markets Inc. and BBY Ltd. (together, the “Agents”) understand that Legend International Holdings, Inc. (“Legend” or the “Company”) proposes to issue up to 42,000,000 shares of common stock (the “Common Shares”), at a price of U.S. $2.50 (the “Offering Price”) per Common Share.

Subject to the terms and conditions hereof, the Agents agree to act and the Company by this agreement appoints the Agents, as exclusive Agents of the Company to solicit, on a best efforts basis, offers to purchase the Common Shares.  It is understood and agreed that the Agents are under no obligation to purchase as principal any Common Shares offered hereunder.

The following are the terms and conditions of the agreement between the Company and the Agents:

Section 1.              Definitions and Interpretation

A.           In this agreement:

“Accredited Investor” means an “accredited investor,” as defined in Rule 501(a) of Regulation D under the U.S. Securities Act;

“Agency” means any domestic or foreign court, tribunal, federal, state, provincial or local government or governmental agency or authority or other regulatory authority or administrative agency or commission or any elected or appointed public official;

“Agents’ Commission” has the meaning given to that term in Section 2.B;

“Agents” has the meaning given to that term in the first paragraph of this agreement;

“Applicable Securities Laws” means all applicable securities laws and rules, regulations, notices, orders and policies applicable in the Jurisdictions;

“business day” means any day other than a Saturday, Sunday or statutory or civic holiday in the City of Toronto, Ontario;

“Broker Warrants” has the meaning given to it in Section 2.B;

“Canadian Securities Laws” means, collectively, all applicable securities laws of each of the provinces of Canada and the respective rules and regulations under such laws together with applicable published policy statements, blanket orders and rulings of the Securities Commissions and all discretionary orders or rulings, if any, of the Securities Commissions made in connection with the transactions contemplated by this agreement;

“Closing Date” means June 3, 2008 or any other later date agreed upon by the Company and the Agents;

“Company” has the meaning given to that term in the first paragraph of this agreement;

“Common Shares” has the meaning given to that term in the first paragraph of this agreement;

“Contract” means, with respect to a Person, any contract, instrument, permit, concession, franchise, licence, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, arrangement or understanding, whether written or oral, to which the person is a party or by which the person or its property and assets is bound or affected;

“Documents” has the meaning given to it in Section 6.A(4);

“Employee” means a director, officer or employee of the Company or any Subsidiary of the Company or a Person providing services to the Company or any Subsidiary of the Company;

“Engagement Letter” means the letter signed by the Company inviting the Agents to act as exclusive Agents for the Offering;

“Environmental Laws” means, with respect to the Company and its Subsidiaries, all applicable Laws aimed at development, reclamation or restoration of the Mineral Projects; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including ambient air, surface water and groundwater; and all other applicable Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes;

“Environmental Liabilities” means, with respect to the Company and its Subsidiaries, any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including attorney’s fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted by any entity (including any Agency), alleging liability (including liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (a) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Mineral Projects and/or emanating or migrating and/or threatening to emanate or migrate from the Mineral Projects to off-site properties, (b) physical disturbance of the environment, or (c) the violation or alleged violation of any Environmental Laws;

“GAAP” means United States generally accepted accounting principles;

“Gutnick Group” has the meaning given to that term in Section 6.F of this agreement;

“Hazardous Substance” means any and all dangerous substances, hazardous substances, toxic substances, hazardous wastes, special wastes, controlled wastes, oils, petroleum products and hazardous chemicals (including without limitation any solid, liquid, gas, odour, heat, sound, radiation and vibration) which may be harmful to human health or the environment and which are or may be at any time regulated or controlled under Environmental Laws;

“Indemnified Party” has the meaning given to that term in Section 13.A of this agreement;

“Investment Company Act” has the meaning given to that term in Section 8.X of this agreement;

“Jurisdictions” has the meaning given to that term in Section 2.A of this agreement;

“Laws” means all laws, statutes, by-laws, rules, regulations, orders, decrees, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements of any Agency applicable to the Company, a Subsidiary or the Mineral Projects;

“Lien” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature, or any other arrangement or condition which, in substance, secures payment or performance of an obligation;

“Lock-Up Agreement” has the meaning given to that term in Section 6.F of this agreement;

“Materially Adverse” means a fact, circumstance, change, effect, occurrence, event or term that is or could reasonably be expected to (a) materially and adversely affect the financial condition, profitability, business, assets (including the Mineral Projects), capital or prospects of the Company and its Subsidiaries, taken as a whole, or (b) prevent the Company from performing its obligations under this agreement or consummating the transactions contemplated herein;

“Mineral Projects” means the mineral exploration projects described in Appendix “C” hereto;

“Mining Rights” has the meaning given in Section 8.M(2);

“Offering” means the offering of the Common Shares as set out in this agreement and in the Subscription Agreements;

“Offering Price” has the meaning given to that term in the first paragraph of this agreement;

“Options” means all options, warrants, puts, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company, or obligating the Company to issue, transfer, grant, sell or pay for or repurchase any shares of capital stock or other equity interests in, or securities convertible or exchangeable for any capital stock or other equity interests in, the Company or obligating the Company to issue, grant, extend or enter into any such options, warrants, puts, calls, rights, commitments, agreements, arrangements or undertakings;

“Permit” means all certificates, franchises, licences, permits, grants, easements, covenants, certificates, orders, authorizations and approvals issued or granted by Agencies or third parties to the Company, including pursuant to any Environmental Laws, necessary for the Company and/or its Subsidiaries to conduct its business in relation to the Mineral Projects as presently conducted;

“Person” means and includes any individual, sole proprietorship, partnership, joint venture, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, a trustee, executor, administrator or other legal representative and any governmental agency or instrumentality thereof;

“PKF” means PKF Certified Public Accountants, a Professional Corporation;

“Purchasers” means the persons who, as purchasers or beneficial purchasers, acquire Common Shares by duly completing, executing and delivering Subscription Agreements and any other required documentation and permitted assignees or transferees of such persons from time to time;

“Registration Rights Agreement” has the meaning given that term in Section 6.H of this Agreement;

“Regulation “D” has the meaning given to that term in Appendix “A” to this agreement;

“Regulation “S” has the meaning given to that term in Appendix “A” to this agreement;

“SEC” has the meaning given to that term in Section 8.V to this Agreement;

“SEC Reports” has the meaning given to that term in Section 8.V to this Agreement;

“Securities Commissions” means collectively, the applicable securities commission or securities regulatory authority in each of the Jurisdictions;

“Subscription Agreements” means the subscription agreements (including the schedules attached thereto) to be entered into between the Purchasers and the Company;

“Subsidiary” or “Subsidiaries” means the entities list on Schedule 8.B hereto;

“Tax Returns” means all returns, reports and forms (including schedules thereto) required to be filed by the Company or any Subsidiary with any Agency of any jurisdiction responsible for the imposition or collection of Taxes;

“Taxes” means all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, pension plan premiums, excise, severance, social security premiums, workers’ compensation premiums, unemployment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add on minimum taxes, goods and services tax, customs duties or other taxes of any kind whatsoever, together with any interest and any penalties or additional amounts (including all duties and rents) imposed by any taxing authority (domestic or foreign) on the Company or any Subsidiary or for which the Company or any Subsidiary is responsible, and any interest, penalties, additional taxes, additions to tax or other amounts imposed with respect to the foregoing;

“Time of Closing” means 12:00 p.m. (Toronto time) on the Closing Date;

“U.S. Exchange Act” has the meaning given to that term in Section 8.V of this Agreement;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

B.           The division of this agreement into sections, subsections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.  Unless something in the subject matter or context is inconsistent therewith, references herein to sections, subsections, paragraphs and other subdivisions are to sections, subsections, paragraphs and other subdivisions of this agreement.

C.           Unless otherwise specified, all amounts expressed herein in terms of money refer to lawful currency of the United States and all payments to be made hereunder shall be made in such currency.

D.           When used in this agreement, “knowledge” means the knowledge of the Company’s board of directors after due and reasonable inquiries.

E.           Unless otherwise specified, all defined terms may be used in the singular or the plural.  When used in the singular preceded by “a”, “an”, or “any”, such term shall be taken to indicate one or more members of the relevant class.  When used in the plural, such term shall be taken to indicate all members of the relevant class.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

Section 2.              The Offering

A.           The Agents may offer for sale, and seek Purchasers for, Common Shares in each province of Canada and in the United States, and jurisdictions outside the United States and Canada provided that no prospectus filing, offering memorandum, registration requirement or comparable obligation arises in such jurisdictions as a result of such offer for sale (collectively, the “Jurisdictions”). The offering and sale of the Common Shares hereunder shall be conducted in accordance with all Applicable Securities Laws and in such a manner so as not to require registration or authorization thereof or filing or approval of a prospectus, offering memorandum or similar document with respect thereto under such Laws.

B.           The Company agrees to pay to the Agents a cash commission (the “Agents’ Commission”) equal to 5% of the gross proceeds of the Offering.  In addition, the Agents will receive on closing of the Offering broker warrants exercisable for an amount of Common Shares equal to 2% of the total Common Shares sold under the Offering (the “Broker Warrants”). Such Broker Warrants shall be exercisable for a period of 24 months after the Closing Date. The Agents’ Commission is payable, in consideration of the services to be rendered by the Agents in connection with the Offering. The Broker Warrants will be delivered by the Company at the Time of Closing and the Agents’ Commission will be paid by the Company to the Agents at the Time of Closing on the Closing Date by the Agents withholding the Agents’ Commission from the gross proceeds of the Offering completed on the Closing Date.

Section 3.              Due Diligence

During the period prior to the Time of Closing on the Closing Date, the Agents shall have the right to conduct a due diligence investigation of the Company and the Mineral Projects. The Company will make available to the Agents and their legal counsel, on a timely basis, all corporate and operating records, material contracts, reserve reports, technical reports, financial information, budgets, and other relevant information necessary and available in order to complete the due diligence investigation of the business, properties and affairs of the Company.  The Company will also make available its respective directors, officers, employees and legal and accounting advisers. The Company agrees that during the term of this agreement, the Agents will be informed of all material business and financial developments affecting the Company and the Mineral Projects, whether or not requested by the Agents or its legal counsel.  The Agents will rely on information prepared or supplied by the Company or other sources believed by the Agents to be reliable and will apply reasonable standards of diligence to any such work.  The Agents are entitled to rely on and assume no obligation to verify the accuracy or completeness of such information and under no circumstances will be liable to the Company or its security holders for any damages arising out of the inaccuracy or incompleteness of such information except as required by Law.

Section 4.              United States Offering Restrictions

In connection with the offer and sale of the Common Shares in the United States:

(1)           the Company makes the representations, warranties and covenants applicable to it contained in Appendix “A” attached hereto, which representations, warranties and covenants shall be deemed to be a part of this agreement;

(2)           the Agents make the representations, warranties and covenants applicable to it contained in Appendix “A” attached hereto, which representations, warranties and covenants shall be deemed to be a part of this agreement; and

(3)           the Company and the Agents agree that the Common Shares will not be offered or sold in the United States or to, or for the account of, U.S. Persons (as defined in Appendix “A” hereto) except to Accredited Investors (as defined in Appendix “A” hereto) pursuant to the exemption from the registration requirements contained in Rule 506 of Regulation D under the U.S. Securities Act.

Section 5.              Canadian Offering Restrictions

In connection with the offer and sale of the Common Shares to purchasers resident in Canada:

(1)           the Company makes the representations, warranties and covenants applicable to it in Appendix “D” attached hereto, which representations, warranties and covenants shall be deemed to be part of this agreement; and

(2)           the Agents make the representations, warranties and covenants applicable to them in Appendix “D” attached hereto, which representations, warranties and covenants shall be deemed to be part of this agreement.

Section 6.              Conditions of Closing

The obligations of the Agents under this agreement, and of Purchasers under the Subscription Agreements, are subject to the accuracy, in all material respects, of the representations and warranties of the Company contained in this agreement as of the date of this agreement and as of the Time of Closing on the Closing Date, the performance of the Company of its obligations under this agreement and to the satisfaction of each of the following conditions:

A.           United States Legal Opinion.  The Agents receiving at the Time of Closing on the Closing Date legal opinions addressed to the Agents, in form and substance acceptable to the Agents and its counsel, acting reasonably, by Phillips Nizer LLP, United States counsel to the Company (who may rely, to the extent appropriate in the circumstances, on the opinions of local counsel acceptable to counsel to the Company and counsel to the Agents as to matters governed by the laws of local jurisdictions and on certificates of officers of the Company) that:

(1)           each of this Agreement and the Registration Rights Agreement constitute a legal, valid and binding obligation of, and is enforceable against, the Company in accordance with its terms (subject to bankruptcy, insolvency, or other laws affecting the rights of creditors generally, general equitable principles including the availability of equitable remedies and the qualification that no opinion need be expressed as to rights to indemnity or contribution);

(2)           the issuance and sale of the Common Shares pursuant to the terms of this agreement being exempt from the registration requirements of the U.S. Securities Act;

(3)           the Company being a company validly existing under the laws of the State of Delaware;

(4)           the Company having the corporate power and capacity to execute and deliver this agreement and the Registration Rights Agreement (collectively, this agreement and the Registration Rights Agreement constitute the “Documents”), to perform its obligations under the Documents and to create and issue the Common Shares;

(5)           as to the authorized capital of the Company;

(6)           the execution and delivery of the Documents and the performance of the transactions contemplated thereby (including the creation, issuance and sale of the Common Shares) do not and will not result in a breach of, and do not create a state of facts which, after notice or lapse of time or both, will result in a breach of and do not and will not conflict with, any of the terms, conditions or provisions of the constitutional documents of the Company;

(7)           all necessary corporate action having been taken by the Company to authorize the execution and delivery by it of each of the Documents and the performance of its obligations thereunder;

(8)           all necessary corporate action having been taken by the Company to authorize the creation, issue and sale of the Common Shares;

(9)           the Common Shares have been validly issued by the Company and, upon the Company receiving payment of the offering price therefor, the Common Shares will be validly created and validly issued and outstanding as fully paid and non-assessable Common Shares; and

(10)           such other matters as the Agents may reasonably request in connection with the Offering.

B.           Australian Title Opinion.  The Agents receiving at the Time of Closing on the Closing Date, a favorable legal opinion on title to the Mineral Projects from Australian legal counsel in form and substance  acceptable in all reasonable respects to the Agents and its counsel.

C.           Subscription Agreements. The Subscription Agreements and the certificates representing the Common Shares, shall have been executed or endorsed, as applicable, and delivered by the parties in form and substance satisfactory to the Agents and their counsel, acting reasonably.

D.           Bring Down Certificate. The Company delivering to the Agents, at the Time of Closing on the Closing Date, a certificate dated the Closing Date addressed to the Agents and signed by the chief executive officer and chief financial officer (or persons acting in a similar capacity) of the Company, in a form satisfactory to the Agents and their counsel, acting reasonably, certifying, to the best of the knowledge, information and belief of such officers after due inquiry, on behalf of the Company and not in their personal capacities that:

(1)           the Company has complied with all the covenants and satisfied all the terms and conditions of this agreement to be complied with and satisfied at or prior to the Time of Closing on the Closing Date; and

(2)           the representations and warranties of the Company contained in this agreement are true and correct, as at the Time of Closing on the Closing Date, with the same force and effect as if made on and as at the Time of Closing on the Closing Date, after giving effect to the transactions contemplated by this agreement.

E.           Secretary Certificate. The Company delivering to the Agents, at the Time of Closing on the Closing Date, a certificate dated the Closing Date addressed to the Agents and signed by the corporate secretary of the Company, in a form satisfactory to the Agents and their counsel, acting reasonably, with respect to the constitutional documents of the Company, all resolutions of the Company’s board of directors relating to the Offering, the incumbency and specimen signatures of signing officers and such other matters as the Agents may reasonably request.

F.           Lock-Up.  Each of Joseph Gutnick, Renika Pty Ltd, Chabad House of Caulfield Pty Ltd and any entities that are “affiliates” (as such term is defined under the U.S. Securities Act) of Joseph Gutnick, Renika Pty Ltd or Chabad House of Caulfield Pty Ltd which hold securities of the Company (collectively, the “Gutnick Group”) agreeing to a prohibition on the sale of Common Shares of the Company by executing and delivering the agreement set forth on Appendix “B” (such agreement, a “Lock-Up Agreement”).

G.           Regulatory Approvals. Prior to the Closing Date, the Company having obtained all necessary approvals of any regulatory authority required in connection with the Offering.

H.           Registration Rights Agreement.  The Registration Rights Agreement between the Company and the Agents dated of even date herewith (the “Registration Rights Agreement”) shall have been executed.

Section 7.              Representations and Warranties of the Agents

Each of the Agents hereby represents and warrants to the Company as of the date hereof and as of the Time of Closing on the Closing, intending that the same may be relied upon by the Company that:
(1)           it is a valid and subsisting corporation under the law of the jurisdiction in which it was incorporated and has good and sufficient power and authority to enter into this Agreement and complete the transactions under this Agreement on the terms and conditions set forth herein;

(2)           it is a broker or dealer properly registered under the Applicable Securities Laws where the nature of its business requires such registration; and

(3)           its warranties and representations in this section are true and correct and will remain so as of the Closing Date.

Section 8.              Representations and Warranties of the Company

The Company hereby represents and warrants to the Agents as of the date hereof and as of the Time of Closing on the Closing Date, intending that the same may be relied upon by the Agents that:

A.	Organization, Standing and Corporate Power

(1)           Each of the Company and its Subsidiaries is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to own its assets and conduct its business as currently owned and conducted.

(2)           Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its property and assets makes such qualification or licensing necessary.

(3)           The Company has made available for review by the Agents complete and correct copies of its constitutional documents and those of its Subsidiaries, in each case together with amendments (if any) up to the date of this agreement.

(4)           Neither the Company nor its Subsidiaries are in violation of any provision of its constitutional documents.

B.	The Subsidiaries

(1)           Schedule 8.B lists each Subsidiary and the ownership or interest therein of the Company.

(2)           All the outstanding shares in the capital of the Subsidiaries have been validly issued and are fully paid and non-assessable and are directly or indirectly owned by the Company free and clear of all Liens and no person has any option or right to acquire any of them.

(3)           Except for the shares of the Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person, except for one share in AXIS Consultants Pty Ltd.

C.	The Company’s Capital and Options

(1)           The maximum number of shares that the Company is authorized to issue and the number of issued shares of the Company is as set out in Schedule 8.C(1).

(2)           The outstanding Common Shares have been duly authorized, validly issued and are outstanding as fully paid and non-assessable.

(3)           Except as set forth in Schedule 8.C(1), there are no shares or other voting securities of the Company issued, reserved for issuance or outstanding.

(4)           There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company are entitled to vote.

(5)           Except as set forth in Schedule 8.C(5) neither the Company nor its Subsidiaries has any outstanding Options.

(6)           Schedule 8.C(5) sets out the names of all the Company’s holders of Options, the number of the Company’s Options held by them and the exercise price and vesting schedule of the Company’s Options held by them.

(7)           There are no outstanding contractual obligations or other requirements of the Company or  the Subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company or any of its Subsidiaries, or provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiaries or any other person.

(8)           There are no stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of the Company or the Subsidiaries.

D.	Authority; Non-Contravention

(1)           The Company has all requisite corporate power and corporate authority to undertake the Offering and to carry out all its obligations and transactions contemplated in connection with the Offering, including entering into, executing and delivering the Documents and carrying out its obligations thereunder.

(2)           The execution and delivery of the Documents by the Company and the performance by the Company of its obligations under the Documents, have been duly authorized by all necessary corporate action on the part of the Company including its current holders of outstanding Common Shares.  No other corporate proceedings on the part of the Company or its Subsidiaries are necessary in connection therewith.

(3)           This agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable by the Agents against the Company in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors’ rights generally.

(4)           The execution and delivery of this agreement does not, and compliance with the provisions of this agreement and the Subscription Agreements and the Registration Rights Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, purchase, cancellation or acceleration of any obligation or to loss of any property, rights or benefits under, or result in the imposition of any additional obligation under, or result in the creation of any Lien upon any of the properties or assets of the Company or a Subsidiary under:

a.           the constitutional documents of the Company or its Subsidiaries;

b.           any contracts of the Company or its Subsidiaries; or

c.           subject to reports of trades to be filed under Applicable Securities Laws, any Law applicable to the Company or its Subsidiaries or their respective property and assets.

(5)           The entering into and the performance of the transactions contemplated herein:

a.           do not require any consent, approval, authorization or order of any court or Agency;

b.           will not contravene any Law which is binding on the Company or its Subsidiaries; and

c.           will not result in the breach of, or be in conflict with, or constitute a default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a default under any term or provision of the constitutional documents, by-laws or resolutions of the Company or any mortgage, note, indenture, contract or agreement (written or oral), instrument, lease or other document to which the Company or its Subsidiaries is a party, or any judgment, decree or order or any term or provision thereof, which breach, conflict or default would be Materially Adverse;

d.           all Permits that have been issued to the Company or any Subsidiary are validly held by the Company or its Subsidiaries, and the Company and its Subsidiaries have complied in all respects with all terms and conditions thereof;

e.           all Permits that have been issued to the Company or any Subsidiary will  not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this agreement or the consummation of the transactions contemplated herein;

f.           with respect to all Permits that have been issued to the Company or any Subsidiary, neither the Company nor its Subsidiaries have received any written notice, notice of violation or probable violation, notice of revocation or other written communication from or on behalf of any Agency, alleging

(i)           any violation of such Permit, or

(ii)           that the Company or its Subsidiaries require any additional amendments or modifications to such Permit; and

g.           with respect to any Permit not currently issued to the Company, to the knowledge of the Company, the Company has no reason to believe that any such Permit will not be issued in the ordinary course and the Company has not received and communication or correspondence from any Agency that it will not issue any such permit to the Company or a Subsidiary.

E.	Creation of Common Shares

All necessary corporate action has been taken to authorize the creation, issue and sale of, and the delivery of certificates representing, the Common Shares, upon payment of the requisite consideration therefore, will be validly issued as fully paid and non-assessable Common Shares.

F.	Undisclosed Liabilities

The Company does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have been or would reasonably be expected to be Materially Adverse.

G.	Absence of Certain Changes or Events

(1)           To the knowledge of the Company after due inquiry, other than the transactions contemplated herein, since March 31, 2008, the Company has conducted, and caused its Subsidiaries to conduct, its business only in the ordinary course and:

a.           there has not been any event, change, effect or development (including any decision to implement such a change made by the board of directors of the Company or its Subsidiaries in respect of which senior management believes that confirmation of the board of directors is probable), which, individually or in the aggregate, has been, or would reasonably be expected to be, Materially Adverse;

b.           there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s Common Shares;

c.           neither the Company nor its Subsidiaries has engaged in any action which, if done after the date of this agreement, would violate this Section 8; and

d.           no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) that is Materially Adverse, has been incurred, other than in the ordinary course of business consistent with past practice.

H.	Taxes

All Taxes due and payable or required to be collected or withheld and remitted, by the Company or its Subsidiaries have been paid, collected or withheld and remitted as applicable, except for where the failure to pay such Taxes would not be Materially Adverse.

I.	Disclosure

(1)           To the knowledge of the Company after due inquiry, the Company has not failed to disclose to the Agents in writing or otherwise any information known to the Company regarding any event or circumstance or any action taken or failed to be taken that would reasonably be expected to be Materially Adverse.  Without limiting the generality of the foregoing:

a.           neither the Company nor its Subsidiaries or any of their property and assets are the subject of a judgement, order or decree that is Materially Adverse; and

b.           to the knowledge of the Company, the data or information made available to the Agents by the Company with respect to the Company, its Subsidiaries and the Mineral Projects, was complete and, to the knowledge of the Company, correct in all material respects for the period of and matter to which it relates, and to the knowledge of the Company, did not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in the circumstances.

J.	Compliance

(1)           Except for any conflicts, defaults or violations that could not, individually or in the aggregate (taking into account the impact of any cross-defaults), reasonably be expected to be Materially Adverse, each of the Company and its Subsidiaries has complied with, and is not in conflict with, or in default (including cross defaults) under or in violation of:

a.           its constitutional documents;

b.           any Law or Permit applicable to it, its business or operations or by which any of its property and assets is bound or affected; or

c.           any Contract to which it or its business or operations, or by which any of its property and assets, is bound or affected.

(2)           As of the Closing Date, each of the Company and its Subsidiaries has or will have complied with each of its covenants and obligations under this agreement.

K.	Pre-Emptive Rights

No holder of outstanding securities of the Company is entitled to any pre-emptive or any similar rights to subscribe for Common Shares or other securities of the Company.

L.	Change in Law

Neither the Company nor its Subsidiaries are aware of any pending or contemplated change to any applicable Law that could be Materially Adverse, or could reasonably be expected to have a Materially Adverse effect.

M.	Title to Mineral Projects

(1)           To the knowledge of the Company after due inquiry, the Company has delivered to or made available for inspection by the Agents all existing data regarding the Mineral Projects in its possession or control, and true and correct copies of all material leases, licenses, permits or other Contracts relating to the Mineral Projects.

(2)           The Company or its Subsidiaries:

a.           have title to the Mineral Projects through the mining titles, permits, licenses, claims, concessions and like interests (including mining conventions) listed on Schedule 8.M(2) (“Mining Rights”);

b.           such Mining Rights are free and clear of Liens except Liens as set forth on Schedule 8.M(2); and

c.           there are no conflicting mining claims that could constitute a material defect in the Company’s title to any of the Mining Rights, except for a claim from a driller for unpaid drilling fees in the amount of A$95,000 which the Company disputes.

(3)           There are no pending or, to the Company’s knowledge, threatened, suits, claims, actions, proceedings or investigations of any nature affecting the Company, its Subsidiaries or the Mineral Projects or the Mining Rights.

(4)           The Mining Rights are in good standing, are valid and enforceable, are free and clear of any material Liens or charges (other than as disclosed on the Schedules attached hereto) and no material royalty is payable in respect of any of them, other than as set forth on Schedule 8.M(2). There are no material restrictions on the use, transfer or ability to otherwise exploit any such property rights, except as required by applicable Laws and the mining conventions.

(5)           The Mining Rights are the only material prospecting, exploration, retention and/or mining licences owned or held by the Company or its Subsidiaries (or for their benefit) or in respect of which the Company or its Subsidiaries have any interest.

(6)           Neither the Company nor any Subsidiary has received notice from any governmental licensing authority of any proposal or intention to withdraw, revoke, amend or terminate any of the Mining Rights.

(7)           All material obligations in respect of the Mining Rights have been complied with at all times, and the Company is currently in compliance with the obligations required of it under the Mining Rights, and no action, claim, demand, dispute or liability in respect of the same is outstanding or, to the best of the knowledge, information and belief of the Company, threatened.

N.	Mineral Projects Reports

To the best of the Company’s knowledge, information and belief, all completed and final reports relating to the Company’s Mineral Projects made available to the Agents by the Company relating to the Mineral Projects, are accurate in all material respects, and do not contain a misrepresentation.

O.	Employment Matters

(1)           Neither the Company nor its Subsidiaries had or has any collective bargaining agreements with respect to its Employees.  There is no labour strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company after due inquiry, threatened, against the Company or its Subsidiaries, and neither the Company nor its Subsidiaries has experienced any labour strike, dispute, slowdown or stoppage or other labour difficulty involving its Employees.

(2)           Neither the Company nor its Subsidiaries are subject to any litigation, (actual or, to the knowledge of the Company after due inquiry, threatened) relating to employment or termination of employment of its Employees, other than those claims or litigation as would, individually or in the aggregate, not be Materially Adverse.

(3)           The Company and its Subsidiaries have operated in accordance with all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations and there are no current, pending or, to the knowledge of the Company after due inquiry, threatened proceedings before any Agency with respect thereto.

P.	Books and Records

The corporate minute books of the Company and its Subsidiaries contain minutes of all meetings and resolutions of the directors and shareholders held, and full access thereto has been provided to the Agents and its counsel.

Q.	Non-arm’s Length Transactions

Except as disclosed on Schedule 8.Q, there are no Contracts or other transactions currently in place between the Company or its Subsidiaries and:

a.           any officer or director of the Company or its Subsidiaries;

b.           any holder of the Company’s Common Shares or other securities; or

c.           any associate of the foregoing.

R.	Litigation

There is no suit, action or proceeding pending or, to the knowledge of the Company after due inquiry, threatened, against the Company or its Subsidiaries that, individually or in the aggregate, if adversely determined, would reasonably be expected to be Materially Adverse or delay or prevent the Offering, and there is not any judgement, decree, injunction, rule or order of any Agency or arbitrator outstanding against the Company or its Subsidiaries which is, or which would reasonably be expected to be Materially Adverse, or prevent or delay the Offering.

S.	Environmental Matters

(1)           To the knowledge of the Company after due inquiry with respect to the Mineral Projects:

a.           the Company and its Subsidiaries are and have been in material compliance with all applicable Environmental Laws;

b.           neither the Company nor its Subsidiaries have caused or permitted the release of any Hazardous Substances at, in, on, under or from the Mineral Projects, except in compliance in all material respects with all Environmental Laws;

c.           all Hazardous Substances handled, recycled, disposed of, treated or stored on or off site of the Mineral Projects have been handled, recycled, disposed of, treated and stored in compliance in all material respects with all Environmental Laws;

d.           there are no Hazardous Substances at, in, on, under or migrating from the Mineral Projects, except in compliance in all material respects with all Environmental Laws;

e.           neither the Company nor its Subsidiaries have caused or permitted the release of any hazardous substances on the Mineral Projects in such a manner as:

(i)           would be reasonably likely to impose Environmental Liabilities for cleanup, natural resource damages, loss of life, personal injury, nuisance or damage to other property; or

(ii)           would be reasonably likely to result in imposition of a Lien on any of the Mineral Projects or the assets of the Company or its Subsidiaries;

f.           Neither the Company nor its Subsidiaries have contractually assumed any Environmental Liabilities or obligations of another person under or relating to Environmental Laws that in any case would reasonably be expected to be Materially Adverse; and

g.           Except as to matters otherwise disclosed, the Company has not received inquiry from or notice of a pending investigation from any Agency or of any administrative or judicial proceeding concerning the violation of any applicable Laws or any Environmental Liabilities with respect to the Mineral Projects.

T.	No Other Commissions

Other than the Agents, there are no persons acting or purporting to act at the request or on behalf of the Company, that are entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this agreement.

U.	No Unlawful Payments

No payments or inducements were made or given, directly or indirectly, to any officials (foreign or domestic) by the Company or any of its Subsidiaries, or by any of their officers, directors, employees or Agents, or any associates of any of the foregoing, in connection with any opportunity, agreement, licence, permit, certificate, consent, order, approval, waiver or other authorization related to the business of the Company or any of its Subsidiaries, except for such payments or inducements that were lawful under the laws, rules and regulations of the country in which they were made. Neither the Company nor any of its Subsidiaries has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, or made any other unlawful payment.

V.	Accuracy of Reports and Information

The Company’s common stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “ U.S. Exchange Act”).  All reports required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) during the 12 months preceding the date of this agreement pursuant to Section 13(a) or 15(d) of the U.S. Exchange Act (collectively, as such documents have since the time of their filing been amended or supplemented, and including any such document filed with the SEC subsequent to the date hereof, the “SEC Reports”), have been duly filed, and as of their respective dates (if amended or superseded by a filing prior to the  date of the Agreement or the Closing Date, then the date of such filing) were prepared in accordance with the applicable requirements of the U.S. Exchange Act.  The Company will continue to file all reports required to be filed under the U.S. Exchange Act.  At the time they were filed (if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then as of the date of such filing), the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

W.	Absence of Certain Developments

Except as disclosed in the SEC Reports and as contemplated by this Agreement, since March 31, 2008, there has not been:

(1)           any material adverse change in the business, condition (financial or otherwise), results of operations or prospects of the Company;

(2)           any damage, destruction or loss, whether covered by insurance or not, having a material adverse effect on the business or financial condition of the Company;

(3)           any issuance of capital stock or of other rights to acquire capital stock or securities convertible into capital stock, or any agreements relating to such issuance;

(4)           any redemption, repurchase or other acquisition of common stock or any declaration of any payment of any dividend or other distribution in cash, stock or property with respect to the common stock, or any amendment to the articles of incorporation or bylaws of the Company.

(5)           any entry into any material contract or transaction, including without limitation, any borrowing, repayment of indebtedness, capital expenditure or business combination, other than in the ordinary course of business consistent with past practice or as contemplated by the agreements.

(6)           any transfer of or rights granted under any material leases, licenses, agreements, patents, trademarks, trade names or copyrights other than those transferred or granted in the ordinary course of business; any change by the Company in accounting principles or methods except insofar as may have been required by a change in generally accepted accounting principles.

(7)           any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

(8)           any pending or, to the knowledge of the Company, threatened litigation, proceeding (administrative or otherwise) or investigation against the Company which individually or in the aggregate would result in any material adverse change in the business, condition (financial or otherwise), or results of operations of the Company.

X.	Investment Company Act

Neither the Company nor any subsidiary is, and after giving effect to the offer and sale of the Common Shares and the application of the proceeds therefrom, none of them will be, (i) an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations of the SEC thereunder or (ii) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).

Y.	No Voting Agreements

The Company is not party to any agreement, nor is the Company aware of any agreement, which in any way affects the voting control of the securities of the Company.

Z.	Sarbanes-Oxley

(1)           The Company and each of its Subsidiaries (i) make and keep accurate books and records and (ii) maintain and has maintained effective internal control over financial reporting as defined in Rule 13a-15 under the U.S. Exchange Act and a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States and to maintain accountability for its assets, (C) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for the Company’s assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(2)           The Company and each of its subsidiaries have established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15 under the U.S. Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Company and its subsidiaries in the reports they will file or submit under the U.S. Exchange Act is accumulated and communicated to management of the Company and its subsidiaries, including their respective principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(3)           Since the date of the most recent balance sheet of the Company and its consolidated subsidiaries reviewed or audited by PKF and the audit committee of the board of directors of the Company, (i) the Company has not been advised of (A) any significant deficiencies in the design or operation of internal controls that could adversely affect the ability of the Company and each of its subsidiaries to record, process, summarize and report financial data, or any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company and each of its subsidiaries, and (ii) since that date, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(4)           There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

Section 9.              Covenants of the Company

The Company covenants with the Agents that:

(1)           it will use its best efforts to fulfill all legal requirements to permit the creation, issuance, offering and sale of the Common Shares, as contemplated in this agreement (including, without limitation, filing or causing to be filed, all forms or undertakings required in connection with the Offering pursuant to Applicable Securities Laws so that the distribution of the Common Shares may be conducted without a prospectus, registration statement or offering memorandum in the Jurisdictions), and duly, punctually and faithfully perform all the obligations to be performed by it under the Subscription Agreements;

(2)           it will use its best reasonable efforts to obtain the necessary regulatory consents for the Offering on such terms as are mutually acceptable to the Agents and the Company, acting reasonably;

(3)           it will promptly inform the Agents in writing during the period prior to the completion of the Offering of the Common Shares of the full particulars of any material change (whether actual, anticipated, contemplated or proposed by, or threatened against, the Company or its Subsidiaries) in the assets (including the Mineral Projects), liabilities (contingent or otherwise), business, affairs, prospects, operations, cash flow or capital of the Company and the Subsidiaries, as the case may be;

(4)           it will, in good faith, discuss with the Agents any change, event or fact which is of such a nature that there may be reasonable doubt as to whether notice should be given to the Agents under Section 9(3) of this agreement;

(5)           it will not, for a period commencing as of the date hereof, issue or sell any Common Shares of the Company or financial instruments convertible or exchangeable into Common Shares or enter any agreement or arrangement under which the Company may acquire or transfer to another, in whole or in part, any of the economic consequences of ownership of Common Shares, or other securities or cash, or agree to become bound to do so, or disclose to the public any intention to do so until 90 days following the Closing Date without the prior consent of the Agents;

(6)           the Company will use its commercially reasonable efforts to provide the Agents with the opportunity to review any press release relating to the Offering prior to its release.  In addition, the Agents will have the right following the Closing Date to disseminate any press release pre-approved by the Company to such Canadian news services as they see fit. The Company agrees, subject to Applicable Securities Laws, if so requested by the Agents, to include a reference to the Agents and the Agents’ role in any press release or other public communication issued by the Company with respect to the Offering;

(7)           the net proceeds from the Offering will be used to adequately advance the phosphate Mineral Projects that the Company has identified to a feasibility stage and for general working capital purposes;

(8)           the Company shall comply with its expenditure obligations under its agreements with King Eagle Resources Pty Limited.

(9)           it will use its best endeavors to obtain the grant of title to the Mining Rights relating to the Mineral Projects for which it has made application for in compliance with all applicable Laws;

(10)           it will not remove, surrender or abandon any application for the grant of title to the Mining Rights related to the Mineral Projects for which it has applied.

Section 10.            Closing

At the Time of Closing on the Closing Date, subject to the terms and conditions contained in this agreement, the Company shall deliver to the Agents a certificate or certificates representing the Common Shares issued on such date registered as directed by the Agents comprising the Offering against delivery of the net proceeds of the Offering.

Section 11.            Post-Closing Covenants

A.           The Company covenants that following the Closing Date, the Company agrees not to directly or indirectly issue any Common Shares or securities or other financial instruments convertible into or having the right to acquire Common Shares (other than pursuant to rights or obligations under securities or instruments outstanding) or enter into any agreement or arrangement under which the Company acquires or transfers to another, in whole or in part, any of the economic consequences of ownership of Common Shares, whether that agreement or arrangement may be settled by the delivery of Common Shares or other securities or cash, or agree to become bound to do so, or disclose to the public any intention to do so, for a period from the Closing Date until 120 days following the Offering without BMO’s prior written consent, which consent will not be unreasonably withheld.

B.           BMO and the Company shall, upon mutual agreement in good faith, appoint two additional directors to the Company’s board of directors and appoint the Company’s Chief Operating Officer.

C.           The Company shall use its reasonable best efforts to cause the Company’s Common Shares to be listed on the American Stock Exchange within 6 months from the Closing Date.

D.           The Company agrees that, upon completion of the Offering, and for a term of 24 months subsequent to the Closing of the Offering:

(1)           BMO shall be entitled to participate as sole bookrunner and lead manager of any subsequent public offering of the securities of the Company with a minimum right to participate of 60% of the deal’s economics; or

(2)           in the event of the proposed sale of all or a substantially portion of the assets of the Company or its Subsidiaries, or any business combination involving the Company in which all or a substantially portion of the outstanding securities of the Company are acquired by a third party, in lieu of a transaction, BMO shall be entitled to participate as financial advisor to the Company in relation to such transaction; and

(3)           in the case of (1) or (2) above, such engagement shall be contained in one or more separate agreements and the fees for such services will be negotiated separately and in good faith and be consistent with the fees paid to investment banks in North America for similar services in comparable situations.

Section 12.            Termination Rights

A.           Due Diligence Out.  In the event that the due diligence investigations performed by the Agents and/or the Agents’ representatives reveal any material information or fact which, in the sole opinion of BMO, is Materially Adverse, or adversely affects the price or value of the Common Shares, BMO shall be entitled at its sole option, in accordance with Section 12.H of this agreement, to terminate the obligations of the Agents under this agreement (and the obligations of the Purchasers under the Subscription Agreements) by written notice to that effect given to the Company prior to the Time of Closing.

B.           Litigation.  If any inquiry, action, suit, investigation or proceeding whether formal or informal (including matters of regulatory transgression or unlawful conduct) is commenced, announced or threatened in relation to the Company or a Subsidiary, or any of their respective officers, directors or shareholders, BMO shall be entitled, at its sole option and in accordance with Section 12.H of this agreement, to terminate the obligations of the Agents under this agreement (and the obligations of the Purchasers under the Subscription Agreements) by written notice to that effect given to the Company any time prior to the Time of Closing on the Closing Date provided such inquiry, suit, investigation or proceeding, would, if determined in a manner adverse to the Company or the Subsidiary, reasonably be expected to be Materially Adverse, or adversely affects the price or value of the Common Shares.

C.           Disaster Out.  If there should develop, occur or come into effect any event of any nature, including terrorism, accident, or other condition or major financial occurrence of national or international consequence, which, in the sole opinion of BMO, is Materially Adverse, or has a materially adverse effect on the financial markets generally, or the price or value of the Common Shares, BMO shall be entitled at its sole option, in accordance with Section 12.H of this agreement, to terminate the obligations of the Agents under this agreement (and the obligations of the Purchasers under the Subscription Agreements) by written notice to that effect given to the Company prior to the Time of Closing on the Closing Date.

D.           Change in Material Fact.  In the event that prior to the Time of Closing on the Closing Date, the Agents and/or the Agents’ representatives, through their due diligence investigations, or otherwise discover or there should occur a material change or a change in any material fact or new material fact shall arise, which, in the sole opinion of BMO, has or could be expected to be Material Adverse, or materially adversely affects the market price or value of the Common Shares, the Agents shall be entitled, at their sole option, in accordance with Section 12.H, to terminate the obligations of the Agents under this agreement (and the obligations of the Purchasers under the Subscription Agreements) by written notice to that effect given to the Company prior to the Time of Closing on the Closing Date.

E.           Regulatory Out.  In the event that any Law, is promulgated or changed which, in the sole opinion of BMO, is Materially Adverse, or has a materially adverse effect on the financial markets generally, or materially adversely affects the price or value of the Common Shares, BMO shall be entitled at its sole option, in accordance with Section 12.H of this agreement, to terminate the obligations of the Agents under this agreement (and the obligations of the Purchasers under the Subscription Agreements) by written notice to that effect given to the Company prior to the Time of Closing on the Closing Date.

F.           Market Out.  In the event that the state of the financial markets becomes such that, in the sole opinion of BMO the Common Shares cannot be marketed profitably, BMO shall be entitled at its sole option, in accordance with Section 12.H of this agreement, to terminate the obligations of the Agents under this agreement (and the obligations of the Purchasers under the Subscription Agreements) in respect of Common Shares, by written notice to that effect given to the Company prior to the Time of Closing on the Closing Date.

G.           Non-Compliance with Conditions. The Company agrees that all terms, conditions and covenants in this agreement shall be construed as conditions and complied with so far as the same relate to acts to be performed or caused to be performed by the Company, as applicable, that it will use its best efforts to cause such conditions to be complied with, and any breach or failure by the Company to comply with any of such conditions or in the event that any representation or warranty given by the Company becomes false (other than representations and warranties given as of a specific time which need only be true as of such time) and is not rectified as at the Time of Closing on the Closing Date, shall entitle BMO, at its sole option in accordance with Section 12.H, to terminate the obligations of the Agents under this agreement (and the obligations of the Purchasers under the Subscription Agreements) by written notice to that effect given to the Company at or prior to the Time of Closing on the Closing Date. The Agents may waive, in whole or in part, or extend the time for compliance with, any terms and conditions without prejudice to their rights in respect of any other of such terms and conditions or any other or subsequent breach or non-compliance, provided that any such waiver or extension shall be binding upon the Agents only if the same is in writing and signed by them.

H.           Exercise of Termination Rights.  The rights of termination contained in Section 12.A, B, C, D, E, F and G may be exercised by the Agents, or BMO, as applicable, and are in addition to any other rights or remedies the Agents, or BMO, as applicable, may have in respect of any default, act or failure to act or non-compliance by the Company in respect of any of the matters contemplated by this agreement or otherwise. In the event of any such termination by the Agents, there shall be no further liability on the part of the Agents to the Company under this agreement or on the part of the Company to the Agents under this agreement except in respect of any obligation or liability of the Company to the Agents which has or may have arisen prior to such termination under Section 13, Section 14 and Section 15.

Section 13.            Indemnity

A.           The Company agrees to protect, indemnify and save harmless the Agents and their respective affiliates, directors, officers, partners, agents and employees and each other person, if any, controlling any of the Agents (each an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all losses (other than loss of profits), claims, actions, causes of action, demands, costs, damages, expenses or liabilities in connection with the distribution of the Common Shares (including the reasonable fees and expenses of the Agents’ counsel) in any way caused or incurred by, or arising directly or indirectly from or in consequence of:

(1)           any misrepresentation or alleged misrepresentation contained herein or made by the Company in writing or otherwise in connection with the issuance and sale of the Common Shares;

(2)           the non-compliance or alleged (by any applicable regulatory or governmental body) non-compliance by the Company with any applicable Laws (including Applicable Securities Laws), regulatory requirements or stock exchange rules in connection with the transactions herein contemplated;

(3)           the omission or alleged omission to state in this Agreement or any documents of the Company delivered hereunder or pursuant hereto, any material fact required to be stated therein or necessary to make any statement therein not misleading in light of the circumstances under which it was made (other than omissions relating solely to the Agents);

(4)           any misrepresentation or alleged misrepresentation (except any made by the Agents and for which the Agents did not rely on any information provided by the Company or anyone acting on its behalf) relating to the Offering, whether oral or written and whether made during and in connection with the Offering, where such misrepresentation or alleged misrepresentation may give or gives rise to any other liability under any statute in any jurisdiction which is in force on the date of this Agreement; or

(5)           any breach of any representation or warranty of the Company contained herein or the failure of the Company to comply with any of its respective covenants or other obligations hereunder in any material respect.

B.           To the extent that any Indemnified Party is not a party to this agreement, the Agents shall obtain and hold the right and benefit of the above-noted indemnity in trust for and on behalf of such Indemnified Party.

C.           If any matter or thing contemplated by this Section 13 shall be asserted against any Indemnified Party in respect of which indemnification is or might reasonably be considered to be provided, such Indemnified Party will notify the Company as soon as possible of the nature of such claim (provided that omission to so notify the Company will not relieve the Company of any liability which it may otherwise have to the Indemnified Party hereunder, except to the extent the Company is materially prejudiced by such omission) and the Company shall be entitled (but not required) to assume the defence of any suit brought to enforce such claim; provided, however, that the defence shall be through legal counsel reasonably acceptable to such Indemnified Party and that no settlement may be made by the Company or such Indemnified Party without the prior written consent of the other, such consent not to be unreasonably withheld.

D.           In any such claim, such Indemnified Party shall have the right to retain separate legal counsel to act on such Indemnified Party’s behalf, provided that the fees and disbursements of such other legal counsel shall be paid by such Indemnified Party, unless: (i) the Company and such Indemnified Party mutually agree to retain other legal counsel; or (ii) the Indemnified Party has been advised by counsel that the representation of the Company and such Indemnified Party by the same legal counsel would be inappropriate due to actual or potential conflicting interests, in which event such fees and disbursements shall be paid by the Company to the extent that they have been reasonably incurred, provided that in no circumstances will the Company be required to pay the fees and expenses of more than one set of legal counsel for all Indemnified Parties.

E.           The indemnity provided herein will remain in full force and effect until all possible liability of the Indemnified Parties arising out of the transactions contemplated by this agreement is extinguished by the operation of law and will not be limited to or affected by any other indemnity obtained by the Indemnified Persons from any other person.

Section 14.            Contribution

If, for any reason, the indemnity provided for in Section 13 hereof is illegal or unenforceable, the Agents and the Company shall contribute to the aggregate of all losses, claims, costs, damages, expenses or liabilities (except loss of profits in connection with the sale of Common Shares) of the nature provided for in Section 13 hereof such that the Agents shall be responsible for that portion represented by the percentage that the Agents’ Commission bears to the gross proceeds from the Offering and the Company shall be responsible for the balance.  Notwithstanding the foregoing, (i) a person who has been found by a court of competent jurisdiction in a final judgment to have caused losses, claims, costs, damages, expenses or liabilities referred to above as a result of such person’s negligence or wilful misconduct shall not be entitled to contribution from any other party hereunder, and (ii) in the event that a court of competent jurisdiction determines in a final judgment that the losses, claims, costs, damages, expenses or liabilities referred to above resulted from the negligence or wilful misconduct of the Agents, the portion for which the Agents are responsible shall not be limited to the proportion indicated above, but rather the Company and the Agents shall be responsible for such proportion as a court of competent jurisdiction determines.  Any party entitled to contribution will, promptly after receiving notice of commencement of any claim, action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 14, notify such party or parties from whom contribution may be sought of the nature of such claim, action, suit or proceeding (provided that any failure to so notify or delay in so notifying shall not relieve or reduce the liability of any party from whom contribution may be sought under this Section 14 except to the extent that such party has been prejudiced as a result of such failure or delay).  The right to contribution provided in this Section 14 shall be in addition to and not in derogation of any other right to contribution which the Agents may have by statute or otherwise by law.

Section 15.            Expenses

The Company will be responsible for all reasonable expenses of the Offering, including, without limitation, the reasonable fees and disbursements of legal counsel and consultants to the Agents, whether or not the Offering is completed.  The fees and disbursements payable shall not exceed US$200,000 without the prior written consent of the Company.

Section 16.            Governing Law; Time of Essence

This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and time shall be of the essence hereof.

Section 17.            Survival of Warranties, Representations, Covenants and Agreements

Except as expressly provided, all warranties, representations, covenants (including, without limitation the covenants in Section 11) and agreements of the Company and the Agents herein contained or contained in documents submitted or required to be submitted pursuant to this agreement shall survive the purchase of the Common Shares and shall continue in full force and effect, regardless of the closing of the sale of the Common Shares and regardless of any investigation which may be carried on by the Agents.

Section 18.            Notices

All notices or other communications by the terms hereof required or permitted to be given by one party to another shall be given in writing by personal delivery or by facsimile delivered to such other party as follows:

(a)	to the Company at:
Legend International Holdings, Inc.
Level 8, 580 St. Kilda Road
Melbourne VIC 3004
Australia
Attention:  Joseph Gutnick
Facsimile No.:  613-8532-2805

with a copy (which shall not constitute notice) to:

Phillips Nizer LLP
666 Fifth Avenue
New York, New York  10103
Attention:  Brian Brodrick, Esq.
Facsimile No.: 212-262-5152

(b)
to the Agents at:

BMO Nesbitt Burns Inc.
1 First Canadian Place
100 King Street West, 4th Floor
Toronto, Ontario M5X 1H3
Canada
Attention:  Jason Attew
Facsimile No.:  416-359-4459

Wellington West Capital Markets Inc.
145 King Street West, Suite 700
Toronto, Ontario M5H 1J9
Attention:  Josh Enchin
Facsimile No.:  416-642-1910

BBY Ltd.
Level 38, Rialto South Tower
525 Collins Street
Melbourne, Victoria 3000
Australia
Attention:  Glenn Rosewell
Facsimile No.:  61-3-9226-0000

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, New York
Attention:  Martin Glass, Esq.
Facsimile No.  212-355-3333

or at such other address or facsimile number as may be given by either of them to the other in writing from time to time and such notices or other communications shall be deemed to have been received when delivered or, if facsimile, on the next business day after such notice or other communication has been facsimile (with receipt confirmed).

Section 19.            Counterpart Signature

This agreement may be executed in one or more counterparts (including counterparts by facsimile) which, together, shall constitute an original copy hereof as of the date first noted above.

Section 20.            Enforceability

If one or more provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this agreement, but this agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

Section 21.            Successors and Assigns

The terms and provisions of this agreement will be binding upon and enure to the benefit of the Company and the Agents and their respective successors and assigns; provided that, except as otherwise provided in this agreement, this agreement will not be assignable by any party without the written consent of the others and any purported assignment without that consent will be invalid and of no force and effect.

Section 22.            No Advisory or Fiduciary Relationship

The Company acknowledges and agrees that (a) the purchase and sale of the Common Shares pursuant to this Agreement, including the determination of the offering price of the Common Shares and any related discounts and commissions, is an arm's-length commercial transaction between the Company, on the one hand, and the Agents, on the other hand, (b) in connection with the offering contemplated hereby and the process leading to such transaction each Agent is and has been acting solely as a principal and is not the agent or fiduciary of the Company, or its stockholders, creditors, employees or any other party, (c) no Agent has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Agent has advised or is currently advising the Company on other matters) and no Agent has any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this agreement, (d) the Agents and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and (e) the Agents have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

Section 23.            Entire Agreement

This agreement constitutes the entire agreement between the Agents and the Company relating to the subject matter hereof and supersedes all prior agreements between the Agents and the Company.

Section 24.            Acceptance

If this offer accurately reflects the terms of the transaction which we are to enter into and if such terms are agreed to by the Company, please communicate your acceptance by executing where indicated below and returning by facsimile one copy and returning by courier one originally executed copy to BMO Nesbitt Burns Inc. (Attention: Mr. Jason Attew).

Yours very truly,

BMO NESBITT BURNS INC.

By:_______________________
Authorized Signatory

 WELLINGTON WEST CAPITAL MARKETS INC.

By:_______________________
Authorized Signatory

BBY LTD.

By:_______________________
Authorized Signatory

The foregoing accurately reflects the terms of the transaction that we are to enter into and such terms are agreed to.

ACCEPTED at __________ as of this ____ day of June, 2008.

LEGEND INTERNATIONAL HOLDINGS, INC.

By:________________________

Name:  Joseph Gutnick

Title:    President, Chief Executive Officer and Director

SCHEDULE 8.B

LEGEND INTERNATIONAL HOLDINGS, INC. SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation	Ownership Interest

Teutonic Minerals Pty Ltd	Western Australia	100%

The Company formerly had a subsidiary known as Legend Consolidated Group, Inc., a Delaware corporation (“Legend Consolidated”), which has been forfeited (i.e., administratively dissolved).  Prior to its dissolution, Legend Consolidated did not have any assets or operations.

SCHEDULE 8.C(1)

AUTHORIZED AND ISSUED CAPITAL

Authorized Capital:	320,000,000 shares consisting of 300,000,000 shares of common stock having a par value of $0.001 per share and 20,000,000 preferred stock having a par value of $0.001 per share.

Issued:	178,328,682 shares of common stock having a par value of $0.001 per share

Reserved for Issuance:	19,649,630 Options

SCHEDULE 8.C(5)

OPTIONS

LEGEND INTERNATIONAL HOLDINGS INC
2006 EQUITY INCENTIVE PLAN
OPTIONS ON ISSUE

	Note	Exercisable	Exercisable	Exercisable	Total
		@US$0.444	@US$1.00	@US$2.00

Joseph Gutnick	1		2,250,000	5,000,000	7,250,000

Mordi Gutnick	2	562,500	2,562,500		3,125,000

Peter Lee	3	787,500	1,787,500		2,575,000

Craig Michael	4	150,000	1,400,000		1,550,000

Jonathon Herzog	5		900,000		900,000

Robyn Hilliard	6	150,000	150,000		300,000

Pat Breen	7	56,250	56,250		112,500

Ros Groves	8	56,250	56,250		112,500

Adam Wright	9	56,250	56,250		112,500

Jim Wright	10	150,000	150,000		300,000

Mark Edwards	11	150,000	350,000		500,000

Gemma McGoldrick	12		112,500		112,500

Louisa van Bureen	13		112,500		112,500

Simon Lee	14		400,000		400,000

Menachem Vorchheimer	15		250,000		250,000

Anna Maria Papatheodorou	16		112,500		112,500

		2,118,750	10,706,250	5,000,000	17,825,000

1	2,250,000 options issued September 19, 2006 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months
5,000,000 options issued February 7, 2008 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months

2	562,500 options issued September 19, 2006 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$0.444.
562,500 options issued September 19, 2006 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$1.00.
2,000,000 options issued December 28, 2007 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$1.00.

3	787,500 options issued September 19, 2006 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$0.444.
787,500 options issued September 19, 2006 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$1.00.
1,000,000 options issued December 28, 2007 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$1.00.

4	150,000 options issued September 10, 2007 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$0.444.
150,000 options issued September 10, 2007 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$1.00.
1,250,000 options issued December 28, 2007 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$1.00.

5	150,000 options issued September 19, 2006 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$0.444.
150,000 options issued September 19, 2006 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$1.00.

6	112,500 options issued September 19, 2006 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$0.444.
112,500 options issued September 19, 2006 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$1.00.
37,500 options issued May 18, 2007 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$0.444.
37,500 options issued May 18, 2007 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$1.00.

7	56,250 options issued September 19, 2006 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$0.444.
56,250 options issued September 19, 2006 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$1.00.

8	56,250 options issued September 19, 2006 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$0.444.
56,250 options issued September 19, 2006 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$1.00.

9	56,250 options issued September 19, 2006 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$0.444.
56,250 options issued September 19, 2006 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$1.00.

10	150,000 options issued May 18, 2007 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$0.444.
150,000 options issued May 18, 2007 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$1.00.

11	150,000 options issued December 19, 2007 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$0.444.
150,000 options issued December 19, 2007 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$1.00.
200,000 options issued December 28, 2007 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$1.00.

12	112,500 options issued December 28, 2007 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$1.00.

13	112,500 options issued December 28, 2007 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$1.00.

14	400,000 options issued February 18, 2008 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$1.00.

15	250,000 options issued May 29, 2008 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$1.00.

16	112,500 options issued May 29, 2008 vest 1/3rd after 12 months, 1/3rd after 24 months and 1/3rd after 36 months with an exercise price of US$1.00.

LEGEND INTERNATIONAL HOLDINGS, INC

REGISTER OF OPTION HOLDERS AS AT MAY 31, 2008

Name	Options
Held

Pinchas T Althaus	230,100

Curtiss H Borglund SR	45,000

Ray G Buckles	9,000

Patrick Connolly	18,000

Betty Jean Cowan	9,000

Neill M Dalrymple JR	9,000

Jeff Deell	22,500

E*Trade Clearing LLC	196,650

Walter H Ebert	27,000

Carl J Fleigelman	9,000

Brett Glavich	9,000

David Glavich	105,000

Joshua Glavich	9,000

Norman Goldman	9,000

Goldman Sachs Execution & Clearing LP	2,250

Martin Hagenson	9,000

Harold A Havekotte	45,000

Walter Ho & Helen Ho	9,000

John A Hudak	9,000

John R Ingram	9,000

Ms Suo Lee	22,500

Merrill Lynch Pierce Fenner & Smith Inc	54,000

Morgan Stanley DW Inc	2,250

National Financial Services LLC	20,250

National Investor Services Corp	9,000

Kumar Patel	9,000

Penson Financial Services, Inc	87,750

Preston Family Trust	18,000

Monica Preston	9,000

Jeffery Puckett	54,000

RBC Dain Rauscher Inc	179,460

Joel H Robinson	9,000

Gregory A Sablic	18,000

Dinesh V Sheth	9,000

Richard Slade	27,000

Duane A Smith	9,000

Southwest Securities Inc	1,350

Darian S Tenace	45,000

UBS Financial Services Inc CDN FBO	37,800

Union Valoren AG	67,500

Vernon Wong	18,000

CMS Capital	251,400

Ameritrade, Inc	75,870

1,824,630

The options were issued as a bonus issue on the basis of two options for every one share of common stock held. Exercise price US$0.111. Latest exercise date December 31, 2012. No vesting.

Under the terms of the options, if the Company receive exercise notices for options during the month, the exercise date is the end of the month. During May 2008, the Company has received notice from option holders to exercise 231,000 options and this exercise will occur at the end of May 2008.  Some are using the cashless exercise feature so the Company cannot confirm the number of shares of common stock to be issued yet. Schedule 8.C(1) and 8.C(5) are prepared as of May 29, 2008 and include the options that will be exercised at the end of the month.

SCHEDULE 8.M(2)

MINING RIGHTS

Lease	Lease Status	Project	State	Joint Venture	Comments
EPM14905	Granted	Quita Creek	Queensland	King Eagle	Legend earning 80% interest in Phosphate only
EPM14906	Granted	Highland Plains	Queensland	King Eagle	Legend earning 80% interest in Phosphate only
EPM14912	Granted	Lily Creek	Queensland	King Eagle	Legend earning 80% interest in Phosphate only
EPM14753	Granted	D-Tree	Queensland
EPM17333	Application	Thorntonia	Queensland
EPM17334	Application	Lady Annie	Queensland
EPM17330	Application	Lady Jane	Queensland
EPM17437	Application	West Thornton Creek	Queensland
EPM17441	Application	Johnstones Creek	Queensland
EPM17443	Application	East Galah Creek	Queensland
EPM17446	Application	Epsom Creek	Queensland
EPM17447	Application	Lady Annie East	Queensland
EL22244	Granted	Foelsche	Northern Territory
EL22245	Granted	Foelsche	Northern Territory
EL22246	Granted	Selby	Northern Territory
EL22247	Granted	Selby	Northern Territory
EL22251	Granted	Selby	Northern Territory
EL22252	Granted	Selby	Northern Territory
EL22295	Granted	Cox	Northern Territory
EL22296	Granted	Cox	Northern Territory
EL22297	Granted	Cox	Northern Territory
EL22351	Granted	Foelsche	Northern Territory
EL23116	Granted	Abner Range	Northern Territory
EL23117	Granted	Abner Range	Northern Territory
EL23118	Granted	Abner Range	Northern Territory
EL23119	Granted	Foelsche	Northern Territory
EL23121	Granted	Foelsche	Northern Territory

EL23126	Granted	Cox	Northern Territory
EL23510	Granted	Foelsche	Northern Territory
EL23511	Granted	Foelsche	Northern Territory
EL23512	Granted	Foelsche	Northern Territory
EL23513	Granted	Abner Range	Northern Territory
EL23514	Granted	Abner Range	Northern Territory
EL23515	Granted	Foelsche	Northern Territory
EL25491	Granted	Foelsche	Northern Territory
EL25616	Granted	Foelsche	Northern Territory
EL25617	Granted	Foelsche	Northern Territory
EL26175	Granted	Foelsche	Northern Territory
EL26176	Granted	Foelsche	Northern Territory
EL26177	Granted	Foelsche	Northern Territory
EL26360	Granted	Selby	Northern Territory
EL22294	Application	Cox	Northern Territory
EL22299	Application	Cox	Northern Territory
EL23127	Application	Cox	Northern Territory
EL23162	Application	Cox	Northern Territory
EL25486	Application	Cox	Northern Territory
EL25612	Application	Cox	Northern Territory
EL25613	Application	Cox	Northern Territory
EL25614	Application	Cox	Northern Territory
EL25615	Application	Cox	Northern Territory
EL25629	Application	Cox	Northern Territory
EL26406	Application	Foelsche	Northern Territory
EL26495	Application	Foelsche	Northern Territory
EL26507	Application	Foelsche	Northern Territory
EL26509	Application	Foelsche	Northern Territory
EL26514	Application	Cox	Northern Territory
EL26515	Application	Cox	Northern Territory
EL26528	Application	Foelsche	Northern Territory

SCHEDULE 8.Q

In December 2004, the Company entered into an agreement with AXIS Consultants Pty Ltd to provide geological, management and administration services to the Company.  AXIS is affiliated through common management. We are one of four affiliated companies.  Each of the companies has some common Directors, officers and shareholders.  In addition, each of the companies is substantially dependent upon AXIS for its senior management and certain mining and exploration staff.  A number of arrangements and transactions have been entered into from time to time between such companies.  It has been the intention of the affiliated companies and respective Boards of Directors that each of such arrangements or transactions should accommodate the respective interest of the relevant affiliated companies in a manner which is fair to all parties and equitable to the shareholders of each. Currently, there are no material arrangements or planned transactions between the Company and any of the other affiliated companies other than AXIS.
AXIS is a company owned by its public companies (including Legend) and any profits generated by AXIS are returned to its shareholders in the form of dividends.

AXIS is paid by each company for the costs incurred by it in carrying out the administration function for each such company.  Pursuant to the Service Agreement, AXIS performs such functions as payroll, maintaining employee records required by law and by usual accounting procedures, providing insurance, legal, human resources, company secretarial, land management, certain exploration and mining support, financial, accounting advice and services.  AXIS procures items of equipment necessary in the conduct of the business of the Company.  AXIS also provides for the Company various services, including but not limited to the making available of office supplies, office facilities and any other services as may be required from time to time by the Company as and when requested by the Company.

We are required to reimburse AXIS for any direct costs incurred by AXIS for the Company.  In addition, we are required to pay a proportion of AXIS’s overhead cost based on AXIS’s management estimate of our utilisation of the facilities and activities of AXIS plus a service fee of not more than 15% of the direct and overhead costs. Amounts invoiced by AXIS are required to be paid by us.  We are also not permitted to obtain from sources other than AXIS, and we are not permitted to perform or provide ourselves, the services contemplated by the Service Agreement, unless we first requests AXIS to provide the service and AXIS fails to provide the service within one month.

The Service Agreement may be terminated by AXIS or us upon 60 days prior notice.  If the Service Agreement is terminated by AXIS, we would be required to independently provide, or to seek an alternative source of providing, the services currently provided by AXIS.  There can be no assurance that we could independently provide or find a third party to provide these services on a cost-effective basis or that any transition from receiving services under the Service Agreement will not have a material adverse effect on us.  Our inability to provide such services or to find a third party to provide such services may have a material adverse effect on our operations.

In accordance with the Service Agreement AXIS provides the Company with the services of our Chief Executive Officer, Chief Financial Officer, geologists and clerical employees, as well as office facilities, equipment, administrative and clerical services. We pay AXIS for the actual costs of such facilities plus a maximum service fee of 15%.

During 2006, AXIS charged the Company A$203,664 in management fees and administration services, A$212,679 for exploration services provided to the Company, charged interest of A$13,498 on the outstanding balance, loaned us $4,500 and the Company repaid A$180,000. AXIS charged interest at a rate of between 9.35% and 10.10% for 2006. AXIS did not charge a service fee for 2006. The amount owed to AXIS at December 31, 2006 was A$312,253.  During 2007, AXIS charged the Company A$1,126,311 in management fees including salaries incurred in relation to AXIS staff that provided services to the Company, A$834,552 for exploration services provided to the Company, A$151,800 for asset usage, interest of A$14,683 and we repaid A$2,432,687. AXIS charged interest at a rate of 10.10% for 2007. The amount owed to AXIS at December 31, 2007 was A$6,912.

Wilzed Pty Ltd, a company associated with President and CEO of the Company, Joseph Gutnick, has paid expenses on behalf of the Company and has provided loan funds to enable the Company to meet its liabilities. During the 2006 fiscal year, Wilzed loaned A$324,951 and charged A$3,588 in interest, and we repaid $336,081. The amount owed at December 31, 2006 was A$nil. Wilzed charged interest at a rate of between 9.35% and 9.85% for 2006.

APPENDIX “A”

TERMS FOR OFFERING TO U.S. PURCHASERS

UNITED STATES OFFERS AND SALES

As used in this Appendix “A”, capitalized terms used herein and not defined herein shall have the meaning ascribed thereto in the Agency Agreement to which this Appendix is attached and the following terms shall have the meanings indicated:

(a)           “Accredited Investor” means “accredited investor” as defined in Rule 501(a) of Regulation D adopted pursuant to the U.S. Securities Act;

(b)           “Directed Selling Efforts” means directed selling efforts as that term is defined in Regulation S.  Without limiting the foregoing, but for greater clarity in this Appendix, it means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Common Shares, and includes the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of the Common Shares;

(c)           “Foreign Issuer” means a foreign issuer as that term is defined in Regulation S.  Without limiting the foregoing, but for greater clarity in this Schedule, it means any issuer which is (a) the government of any foreign country or of any political subdivision of a foreign country; or (b) a corporation or other organization incorporated under the laws of any foreign country, except an issuer meeting the following conditions:  (1) more than 50 percent of the outstanding voting securities of such issuer are held of record either directly or through voting trust certificates or depositary receipts by residents of the United States; and (2) any of the following:  (i) the majority of the executive officers or directors are United States citizens or residents, (ii) more than 50 percent of the assets of the issuer are located in the United States, or (iii) the business of the issuer is administered principally in the United States;

(d)           “General Solicitation” or “General Advertising” means “general solicitation or general advertising”, as used under Rule 502(c) of Regulation D. Without limiting the foregoing, but for greater clarity, General Solicitation or General Advertising includes, but is not limited to, any advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, internet or television, or any seminar or meeting whose attendees had been invited by General Solicitation or General Advertising;

(e)           “Regulation D” means Regulation D adopted by the SEC under the U.S. Securities Act;

(f)           “Regulation S” means Regulation S adopted by the SEC under the U.S. Securities Act;

(g)           “SEC” means the United States Securities and Exchange Commission;

(h)           “Selling Dealer Group” means dealers or brokers other than the Agents and their U.S. affiliates who participate in the offer and sale of the Common Shares pursuant to the Agency Agreement;

(i)           “Substantial U.S. Market Interest” means “substantial U.S. market interest” as that term is defined in Regulation S;

(j)           “U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(k)           “U.S. Person” means a U.S. Person as that term is defined in Regulation S.

(l)           “U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

(m)           “United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

Representations, Warranties and Covenants of the Agents

The Agents acknowledge that the Common Shares have not been and will not be registered under the U.S. Securities Act or the securities laws of any state and may be offered and sold within the United States or to, or for the account or benefit of, U.S. Persons only in transactions exempt from or not subject to the registration requirements of the U.S. Securities Act and any applicable state securities laws.  Accordingly, each Agent represents, warrants and covenants to and with the Company that:

1.           It has not offered or sold, and will not offer or sell, any Common Shares except (a) in an offshore transaction in accordance with Rule 903 of Regulation S or (b) within the United States as provided in paragraphs 2 through 9 below.  Accordingly, none of the Agents, its affiliates, any persons acting on its behalf, or any member of the Selling Dealer Group have made or will make (except as permitted in paragraphs 2 through 9 below) (i) any offer to sell or any solicitation of an offer to buy, any Common Shares to any person or U.S. Person in the United States, (ii) any sale of Common Shares to any purchaser unless, at the time the buy order was or will have been originated, the purchaser was outside the United States and not a U.S. Person, or such Agents, affiliate or person acting on behalf of either, reasonably believed that such purchaser was outside the United States and not a U.S. Person, or (iii) any Directed Selling Efforts in the United States with respect to the Common Shares.  Terms used in this paragraph have the meanings given to them by Regulation S.

2.           It has not entered and will not enter into any contractual arrangement with respect to the distribution of the Common Shares, except with its affiliates, any members of the Selling Dealer Group or with the prior written consent of the Company.

3.           All offers and sales of Common Shares in the United States shall be made through one or more of the Agents’ U.S. registered broker-dealer affiliates in compliance with all applicable U.S. broker-dealer requirements.

4.           Offers and sales of Common Shares in the United States shall not be made (i) by any form of General Solicitation or General Advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine, or similar media or broadcast over radio, television, or Internet, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising or (ii) in any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act.

5.           Any offer, sale or solicitation of an offer to buy Common Shares that has been made or will be made in the United States was or will be made only to Accredited Investors in accordance with the requirements of Rule 506 of Regulation D in transactions that are exempt from registration under the U.S. Securities Act and applicable state securities laws.

6.           The Agents acting through its U.S. registered broker-dealer affiliates, may offer the Common Shares in the United States only to offerees they have reasonable grounds to believe are Accredited Investors and immediately prior to making any such offer had reasonable grounds to believe and did believe that each offeree was an Accredited Investor, and on the date hereof, they continue to believe that each U.S. Purchaser is an Accredited Investor.

7.           Prior to any sales of Common Shares in the United States, it shall cause each U.S. Purchaser thereof to sign and deliver a U.S. Subscription Agreement.

8.           It will inform, and cause its U.S. registered broker-dealer affiliate to inform, all purchasers of the Common Shares in the United States that the Common Shares have not been and will not be registered under the U.S. Securities Act and are being sold to them without registration under the U.S. Securities Act in reliance on Rule 506 of Regulation D.

Representations, Warranties and Covenants of the Company

The Company represents, warrants, covenants and agrees that:

1.           Except with respect to offers and sales within the United States to Accredited Investors, in reliance upon any exemption from registration under Regulation D, neither the Company nor any of its affiliates, nor any person acting on its behalf, has made or will make: (A) any offer to sell, or any solicitation of an offer to buy, any Common Shares to a person or U.S. Person in the United States; or (B) any sale of Common Shares unless, at the time the buy order was or will have been originated, the purchaser is (i) outside the United States and not a U.S. Person or (ii) the Company, its affiliates, and any person acting on their behalf reasonably believes that the purchaser is outside the United States and not a U.S. Person.

2.           During the period in which the Common Shares are offered for sale, neither it nor any of its affiliates, nor any person acting on its or their behalf (i) has engaged in or will engage in any form of general solicitation or general advertising (as those terms are used in Regulation D) with respect to offers or sales of the Common Shares in the United States, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media, or broadcast over radio, television, or the Internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising; or (ii) has engaged in any Directed Selling Efforts with respect to offers and sales of Common Shares in the United States.

3.           The Company has not offered or sold and will not offer or sell, any securities in a manner that would be integrated with the offer and sale of the Common Shares and would cause the exemption from registration set forth in Rule 506 of Regulation D to become unavailable with respect to the offer and sale of the Common Shares to the U.S. Purchasers.

4.           The Company is not, and will not be, as a result of the sale of the Common Shares, an investment company that is or is required to be registered under the United States Investment Company Act of 1940, as amended.

5.           Neither the Company nor any of its predecessors or affiliates has been subject to any order, judgment, or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining such person from reliance upon Regulation D.

6.           Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has paid or will pay any commission or other remuneration, directly or indirectly for soliciting the purchase of the Common Shares, except pursuant to this agreement.

7.           Except with respect to the offer and sale of the Common Shares offered hereby, the Company has not, for a period of six (6) months prior to the date hereof sold, offered for sale or solicited any offer to buy any of its securities in the United States in a manner that would be integrated with the offer and sale of Common Shares and would cause the exemption from registration set forth in Rule 506 of Regulation D to become unavailable with respect to the offer and sale of the Common Shares.

APPENDIX “B”

LOCK-UP AGREEMENT

_____________________, 2008

BMO Nesbitt Burns Inc. (“BMO”)
Wellington West Capital Markets Inc.
BBY Ltd.  (the “Agents”)

c/o BMO Nesbitt Burns Inc.
1 First Canadian Place
100 King Street West, 4th Floor
Toronto, Ontario M5X 1H3
Canada

Re:           Legend International Holdings, Inc. – Lock up Agreement

Ladies and Gentlemen:

The undersigned understands that the Agents have entered into an Agency Agreement dated June __, 2008 (the “Agency Agreement”) with Legend International Holdings, Inc. (the “Company”) providing for an offering (the “Offering”) of Common Shares (the “Common Shares”).  Initially capitalized terms not otherwise defined herein shall have the meaning given to them in the Agency Agreement.

In consideration of the benefit that the Offering will confer upon the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that from the execution of the Agency Agreement for a period of 360 days, the undersigned agrees that he shall not (i) acquire, transfer or dispose of any Common Shares or other securities of the Company over which he has beneficial ownership, or control or direction, in whole or in part, or enter into any agreement or arrangement in respect of the foregoing, or (ii) enter into any agreement or arrangement under which any of the economic consequences of his ownership of Common Shares, are transferred or acquired by another person or company, whether that agreement or arrangement may be settled by the delivery of Common Shares or other securities or cash, or agree to become bound to do any of the foregoing, or (iii) disclose to the public any intention to do any of the foregoing, in each case without BMO’s written consent.

The undersigned understands that the Agents are relying upon this Lock-Up Agreement in proceeding toward consummation of the Offering.  The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s legal representatives, successors, and assigns, and shall enure to the Agents and their legal representatives, successors and assigns.

Notwithstanding the foregoing, the Gutnick Group shall not be prohibited from:

(i) Selling Common Shares to an industry participant such as a mining company or fertilizer manufacturer or user in an off-market transaction;

(ii)  Selling up to 2,000,000 Common Shares commencing 180 days after the Closing Date; provided that BMO shall have the right to act as the broker for any sales that are made on market; and

(iii)  Selling Common Shares in response to a takeover offer for all of the outstanding Common Shares of the Company.

Very truly yours,

Number of Common Shares:                                                                ________________

APPENDIX “C”

MINERAL PROJECTS DESCRIPTION

The Legend landholdings, prospective for phosphate, diamonds and base metals cover 40,525 square acres in Queensland, Australia and 4.7 million square acres in the Northern Territory, Australia. In Queensland, Legend’s holdings are historical phosphate deposits located in the Mt. Isa district, along the margin of the Georgina Basin which is host to major base metal and phosphate deposits.

Legend’s mining tenements are divided into the following project areas:

•	Phosphate Projects:
▪	the Queensland Phosphates &
▪	Selby Project, Northern Territory.

•	Diamond Projects:
▪	The Foelsche Project encompassing:
▪	McArthur River, Northern Territory.
▪	Glyde River, Northern Territory.
▪	Foelsche, Northern Territory
▪	Abner Range, Northern Territory.
▪	Cox, Northern Territory.

•	All of these project areas are also prospective for Base Metals.

Queensland Projects

Geological History of the Georgina Basin of Queensland.

The Georgina Basin hosts a number of phosphorate deposits near Mt Isa. In particular, the Beetle Creek Formation and Thorntonia Limestone contain three key phosphatic lithologies: pelletal, microsphorite and replacement-types. The Lady Annie, Lady Jane, D-Tree & Thorntonia phosphate deposits lie within the Beetle Creek Formation and its lateral facies equivalents. (Howard, 1986)

The Inca Formation is the youngest unit, composed of  laminated siltstones and shales and conformably overlies Thorntonia Limestone. The Thorntonia Limestone is a dolomitic limestone with increasing chert bands toward top. It is the lateral facies equivalent to the Beetle Creek Formation, with which it intertongues. The Beetle Creek Formation hosts the phosphate deposits, composed predominately of interbedded coarse to fine grained phosphorites, siltstone, claystone, chert and some descrete carbonate lenses. Locally, karst-like surfaces are filled with chalky high-grade phosphate that appear to replace the underlying limestone. This unit conformably and gradationally overlies Mt Hendry Formation which is a discontinuous conglomerate and sandstone. (Cook & Elgueta, 1986)

All the deposits formed under coastal, shallow marine conditions. These Cambrian sediments are covered by up to 71m of Mesozoic claystone and sandstone and Cainozoic alluvium and eluvium. Coarse to medium grained skeletal-ovulitic grainstone and packstone phosphorites are thought to have formed through reworking, transport and accumulation grains.  Phosphatic microsphorite are thought to have formed from the suspension of very fine grained detrital material or precipitation from the water column in very shallow supratidal areas. (Cook & Elgueta, 1986) The replacement phosphates are thought to have occurred due to post-depositional phosphate replacement of carbonate, such as found at D-Tree.

Exploration History and Forward Work Program

The Lady Annie, Lady Jane, D-Tree & Thorntonia phosphate deposits are located approximately 130km north west of Mt Isa in the Georgina Basin. The historically published deposits lie within the same geological rock unit and their size and tonnages are as follows:

Deposit	Classification	Estimated million tonnes	% P2O5
Lady Annie	Non-reserve mineralized material*	293	16.6 [1]
Lady Jane	Non-reserve mineralized material*	193	17.6 1

* Such non-reserve mineralized material would not qualify as a reserve until a comprehensive evaluation based upon unit cost, grade, recoveries and other material factors concludes being both legal and economic feasibility

Source of Information
Historically published resources & reserves in Queensland  Minerals Mines & Projects, 4th Edition. From:1 1990 Freeman, M.J., Shergold, J.H., Morris, D.G., & Walter, M.R. Late Proterozoic And Palaeozoic Basins of Central and Northern Australia- Regional Geology And Mineralisation. 21996 Draper, J.J Phosphate- Queensland Mineral Commodity Report, Queensland Government Mining Journal, 97 (1131) 14-25.

Past feasibility studies by BH South Ltd (Rogers J.K, 1988) occurred in 1974 on a phosphate rock beneficiation plant and slurry pipeline to the Queensland coast. Beneficiation test shafts and mining scale trenches were dug. A pilot plant built in 1973 produced 34% P205 concentrate at Lady Annie from 17% P205 rock (Cook, P.J. 1989). Feasiblity was concluded at that time at a production rate of 4-5 million tonnes per year (Cook, P.J. 1989).

A thorough Open File Historical data review has commenced. Past exploration and reserve estimation data is being acquired and compiled into a global database for use in re-validating the past surveys, drilling and sampling. Appropriate Heritage, Environmental and Proposals for Works approvals are being sought. A detailed field sampling and drilling program is being developed in full awareness of quality control and compliance procedures to verify past data and re-establish the volumes and percentage of phosphate in these deposits. It is anticipated that fieldwork will commence mid 2008.

Scoping Study

On April 16, 2008 the Company released a phosphate rock preliminary scoping study on its phosphate projects in Queensland conducted by British Sulphur, a division of CRU International.

British Sulphur, the leading business consultancy in the fertilizer and inorganic chemical sector for over 50 years, have prepared initial project capital and operating costs assuming sale prices for phosphate of US$100 per tonne fob, US$200 per tonne fob, US$300 per tonne fob and  US$400 per tonne fob. In March 2008, sales of Moroccan product at US$400 per tonne fob Morocco have been recorded.

The report sets out the following gross earnings estimates (US$ millions) for the project:

	Current price case fob US$400/t rock	Base case fob US$200/t rock	High case fob US$300/t rock	Worst case fob US$100/t rock
Capital Cost(1)	826.6	826.6	826.6	826.6
Annual Revenue	2,000.0	1,000.0	1,500.0	500.0
Annual Costs	298.4	298.4	298.4	298.4
Annual Gross Earnings	1,701.7	701.7	1,201.7	201.7
(1)	capital costs include a 15% contingency.
(2)

Legend International Holdings has historically defined phosphate deposits of 1,463 million tonnes at 16% P2O5 on its Queensland land holdings. British Sulphur has completed the preliminary scoping study based on the following:

•	a 10 million tonne per year phosphate rock mine site

•	a beneficiation plant generating 5 million tonne per year phosphate rock concentrate

•	a 300 kilometre slurry pipeline from Lady Annie to the Port of Karumba

•	the development of a drying facility, plus loading and berthing areas at the Port of Karumba

•	barge transfers from shallow draught barges out to larger vessels moored off the coast in the Karumba Roadstead waters ready to ship product to Asia.

The Company will be commencing the revalidation of historical deposit estimates by drilling a number of twin holes across representative samples throughout the deposit zone, revalidating the metallurgical testwork by sending bench and pilot plant scale samples to an independent external engineering company to develop a flow sheet and final plant design, and conducting a full technical feasibility study and environmental impact statement.

Offtake Agreement

On May 5, 2008 the Company announced that it had entered into a long term offtake and supply agreement for a minimum of 3 million tonnes annually of concentrated rock phosphate from its Lady Annie project in Queensland, Australia, with Indian Farmers Fertiliser Cooperative Limited (“IFFCO”). Legend and IFFCO have decided to pursue the Project in Joint Venture, the terms of which are under discussion.

IFFCO is India’s largest fertilizer enterprise, a cooperative with over 50 million farmers associated with it, primarily engaged in production and marketing of nitrogenous and phosphate fertilizers in India. IFFCO has five fertilizer plants in India with a domestic annual capacity of producing 4.3 million tonnes of phosphatic fertilizers and 4.2 million tonnes of nitrogenous fertilizers. In addition to setting up the fertilizer manufacturing units in India, IFFCO has made strategic investments in several joint ventures in India and overseas. More details on IFFCO are available on its website www.iffco.nic.in

Financing and Joint Venture options for the capital cost of Legend’s phosphate project are currently under discussion between the parties as is the price of the phosphate rock. The price of the rock will be negotiated on a fair and equitable basis for both companies based on international market prices applicable for the Indian market with an appropriate discount. Negotiations in regards to finance options should be concluded in coming months

Mineralisation

No known mineral reserves are known on our land in Queensland, however phosphate resources are recorded.  Our proposed program will be developed with a view to verify existing data and prove the deposits up to deposit grade.

Northern Territory Exploration Interests

Geological History and Kimberlite Occurrence in the McArthur River Basin.

The North Australian Craton is one of two principal tectonic domains in the Northern Territory. The dominant tectonic episode for formation of the Craton, reworking the Archaean (or Palaeo-Proterozoic) basement, was the Barramundi Orogeny at 1865-1850Ma. Outcrops of these older deformed and metamorphosed rocks are now surrounded by younger basins.

The McArthur Group is the principal element of cover over the North Australian Craton, composed of mildly deformed and unmetamorphosed Meso-proterozoic (1800-570Ma) dolomitic carbonate, evaporates and sediments. The McArthur River Basin extends over 180,000 square kilometers and its sediments host a number of base metal occurrences including the McArthur Lead-Zinc-Silver shale-hosted deposit; strata-bound, disseminated Lead-Zinc deposits; the Redbank Copper deposits and Cobalt, Uranium and Iron.

The McArthur River Basin is covered by approximately 100 meters of Cambrian Bukalara sandstone and flood basalts in the south. Widespread, young Cretaceous sedimentation covered the region but much has been removed through erosion. One remnant of Cretaceous sediment is host to the Merlin field which represents the youngest volcanic event in the region.

The major structural feature in the McArthur Basin is the north to north-west trending Batten Trough or Batten Fault Zone approximately 70 kilometres wide, to which Legend’s holdings lie to the east. The Trough is bound on the west by the Emu Fault which transects Legend’s holdings in the McArthur River Project. The associated Mallapunyah and Calvert faults are approximately 50 kilometres apart and also trend north-west.

The presence of microdiamonds across the North Australian Craton defies geological boundaries, extending right across its heart. This wide distribution may be due to recycling of the microdiamonds through the younger Cretaceous by fluvial processes. However, an element of high-level fracture control is now evidenced by the Merlin deposits. Since the discovery of the Merlin field, diamond exploration approaches have shifted from Proterozoic mobile belts with little consideration of regional geology, to incorporate the range of fracture zones in the North Australian Craton. The North Australian Craton is extensively underlain by Archaean basement and deep lithospheric, cratonic rocks may be tapped by younger kimberlites as they intrude into these fractures. The Merlin kimberlites are certainly younger than their Cambrian sandstone host, yet older than their Cretaceous cover.

Exploration History and Forward Work Program

Selby Project

The Selby project is located 100km SW of the coast of the Gulf of Carpentaria in the McArthur Basin, adjacent to the Georgina Basin which hosts Legend’s Queensland phosphates. Historically recorded phosphate rock outcrops at surface in recurrent lenses over a 60 kilometre strike. Uranium, which is a common by-product of marine phosphate deposits, accounting for a significant proportion of the world’s Uranium production, is also present.

An historical Open File review of the Selby region has also identified base metal results from stream sampling adjacent to the Karns Dolomite and regional fault systems. Historical data also reveals that the region remains prospective for diamonds.

A multi-facetted approach to exploration of the Selby phosphate was established in 2007. Geological mapping, rock chip, stream and loam sampling, diamond and RC drilling was undertaken. Early results from Legend’s rock chip sampling of phosphate-bearing siltstones are as such:

Geochemical analysis of sampling will be undertaken to assist in the further development of this program, in order to adequately delineate the extent of phosphate present. Further work is anticipated to explore for structural or shale-hosted base metals.

McArthur River

Legend’s base metal project is situated approximately 20 kilometres south west of Borroloola. The Emu fault zone which runs through Legend’s tenements is a mineralised geological feature hosting the HYC Pyritic Shale base metal prospect and a number of known base metal deposits accounting for 8% of world base metal (lead-zinc-silver) production.

A detailed collation and analysis of a significant amount of available historical open file geophysical and geochemical data is underway. Tracks have been made to enable access for a detailed geological mapping program, stream & loam sampling. 149 RC/RAB drill holes have been approved and this drilling will commence in 2008.

Abner Range

The Abner Range Plateau is approximately 300 kilometers south of Borroloola, west of The Gulf of Carpentaria in the Northern Territory. It is host to the diamondiferous Abner Range Kimberlite part of the Merlin diamondiferous intrusive field, only seven kilometres north of Legend’s holdings. Past indicator mineral sampling by Ashton and Rio Tinto has recovered macrodiamonds, microdiamonds and chromite indicator minerals with no primary source yet determined.

Airborne Electro-Magnetic (“EM”), magnetic and gravity surveys flown in late 2006 have identified numerous EM, gravity & magnetic anomalies and grid-based loam samples were taken as follow up to this result and of other targets.

Geochemical analysis of the results of the loam gridding and sampling will be used to inform regions of high priority for ground gravity surveys. This will be conducted as a part of the ongoing diamond core and reverse circulation drilling program.

Glyde Project

The Glyde River is in the Batten Trough and hosts 40 kilometres of alluvial gravels sourced from numerous diamond bearing catchments including the entire Merlin diamond field. The pipes in the Merlin field are located on the eastern shoulder of the Battern Trough only six kilometres east of the Emu Fault. They have intruded the Cambrian Bukalara sandstone and were emplaced around the time of the Alice Springs Orogeny.

The Legend tenement is north of the HYC Pyritic Shale base metal prospect and this Member has been intersected in several drill holes. CRAE has explored the tenement area for kimberlite. Ashton collected two bulk samples from separate drainages and had diamond responses. Helicopter magnetics and EM covered the northern part of the tenement as part of Rio Tinto’s exploration around the Merlin pipe field.

An airborne geophysical program flown in late 2006 located many targets for drilling. Bulk sampling, stream and loam sampling and an RC drilling program was undertaken in December 2006.

The geochemistry of drilling and sampling undertaken in 2006 will be analysed in conjunction with geophysical and geological data in order to delineate priority targets. The tenement covering the Glyde River to the north will be examined for alluvial diamonds.

Foelsche Project

Legend’s Foelsche Project tenements lie east of the Glyde Project and Merlin diamond field. They are bound by regional scale faults which act as fluid conduits for mineralisation and have uplifted basement rocks up to lie against younger sandstones. The area contains historical trains of kimberlite indicator minerals in streams draining the area.

In 2005, airborne EM/magnetics were flown by Astro which identified priority geophysical anomalies. These were investigated with ground gravity surveys and RC/diamond drill holes in 2006. The source of the geophysical anomalies was attributed to depressions in the Proterozoic sandstone bedrock which were infilled by younger Cretaceous/Tertiary sediment. Similar infill sequences are known to typically occur over kimberlites in the region.

Many exploration targets at Foelsche are not yet explored and numerous kimberlite indicator mineral trains require follow-up. Re-appraisal of airborne EM/magnetics, additional aeromagnetic surveys and follow-up drilling is planned for the area.

Cox Project

The Cox Project covers approximately 8,676.9 square kilometers and is located between Roper Bar and Cape Crawford on the north western part of the Bauhinia Downs. In the 1980’s indicator mineral sampling by Ashton and Rio Tinto recovered numerous microdiamonds and three macrodiamonds. Magnetic anomalies and some chromite indicator minerals were found but a primary source was not found by these companies.

Exploration carried out over the Cox Project has included site investigations to verify historical sampling results, a compilation and analysis of historic exploration data from open-file reports and multi-client airborne magnetic data with a view to developing an appropriate exploration strategy.

A loam and stream sampling program is being developed to chase the results observed in the limited sampling undertaken to date. This would enable a thorough coverage of transportation systems in the tenements.

APPENDIX “D”

The Company represents, warrants, covenants and agrees that:

1.	The Company has complied with the Applicable Securities Laws of Canada in connection with the Offering.

2.	The Company has not offered or sold Common Shares in Canada so as to require the filing or delivery of a prospectus (as such term is defined under the Applicable Securities Laws of Canada).

3.	The Company has not advertised or caused to be advertised the proposed sale of the Common Shares in any printed public media, radio, television or telecommunications, including electronic display.

4.	The Company is not a “reporting issuer” (as such term is defined under the Applicable Securities Laws of Canada) in any province or territory of Canada.

5.	The Common Shares are not listed for trading on any securities exchange in Canada.

6.
If any Purchasers are resident in Canada, within 10 calendar days of the completion of the Offering, it shall file or cause to be filed a Form 45-106F1, and any other documents required by applicable securities laws, with the applicable securities commission in Canada and shall pay the prescribed filing fee.

7.
To the best of the Company’s knowledge, after giving effect to the Offering, residents of Canada and shareholders whose registered address is in Canada will not own directly or indirectly more than 10 per cent. of the issued and outstanding Common Shares, and such residents and shareholders will not represent in number more than 10 per cent of the total number of outstanding holders directly or indirectly of the issued and outstanding Common Shares.

Each of the Agents represents, warrants, covenants and agrees that:

1.	It has complied with the Applicable Securities Laws of Canada in connection with the Offering.

2.	It has not offered or sold Common Shares in Canada so as to require the filing or delivery of a prospectus (as such term is defined under the Applicable Securities Laws of Canada).